FILED PURSUANT TO RULE 424(B)(5)
REGISTRATION NO. 333-206020

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
1.000% Notes due 2022	€500,000,000	99.716%	$529,940,682	$61,420.13
1.900% Notes due 2026	€500,000,000	99.684%	$529,770,618	$61,400.41
Total	€1,000,000,000		$1,059,711,300	$122,820.54

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, based upon a dollar/euro exchange rate of $1.0629/€1 as of the close of the London Stock Exchange on the pricing date (December 1, 2016).

Prospectus Supplement to Prospectus dated July 31, 2015

Becton, Dickinson and Company

€500,000,000 1.000% Notes due 2022

€500,000,000 1.900% Notes due 2026

We are offering €500,000,000 aggregate principal amount of 1.000% Notes due 2022 (the “2022 notes”) and €500,000,000 aggregate principal amount of 1.900% Notes due 2026 (the “2026 notes” and, together with the 2022 notes, the “notes”). Interest on the notes will be payable in cash annually in arrears on December 15 of each year, beginning December 15, 2017. The 2022 notes will mature on December 15, 2022, and the 2026 notes will mature on December 15, 2026.

We may redeem the notes in whole at any time or from time to time in part, at the redemption prices described in this prospectus supplement. See “Description of Notes—Optional Redemption.” In addition, we may redeem the notes in whole, but not in part, at any time in the event of certain developments affecting U.S. taxation. See “Description of Notes—Redemption for Tax Reasons.” If a change of control triggering event occurs as described in this prospectus supplement under the heading “Description of Notes—Offer to Redeem Upon Change of Control Triggering Event,” we will be required to offer to purchase the notes from the holders.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness. The notes will be issued in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof.

We intend to use the net proceeds of this offering, together with other sources of liquidity, to fund the purchase price and accrued and unpaid interest for notes validly tendered and accepted for purchase in our previously announced tender offers. See “Recent Developments.” This offering is not contingent on the consummation of the tender offers.

We intend to apply to list the notes on the New York Stock Exchange (“NYSE”). The listing application will be subject to approval by the NYSE. We expect trading in the notes on the NYSE to begin within 30 days after the original issue date of the notes. Currently, there is no public market for the notes.

Investing in the notes involves risks that are described in the “Risk Factors” section of this prospectus supplement beginning on page S-3 and in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, which is incorporated by reference into this prospectus supplement (as such risk factors may be updated from time to time in our public filings).

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

	2022 Notes		2026 Notes
	Per Note	Total	Per Note	Total

Initial public offering price(1)	99.716%	€498,580,000	99.684%	€498,420,000
Underwriting discount	0.400%	€2,000,000	0.500%	€2,500,000
Proceeds, before expenses, to Becton, Dickinson	99.316%	€496,580,000	99.184%	€495,920,000

(1)	Plus accrued interest from December 9, 2016, if settlement occurs after that date.

The underwriters expect to deliver the notes to purchasers in book-entry form through the facilities of Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./N.V. (“Euroclear”) against payment on or about December 9, 2016.

Joint Book-Running Managers

Citigroup	Barclays	BNP PARIBAS

Co-Managers

BNY Mellon Capital Markets, LLC	ING	Scotiabank

Standard Chartered Bank	US Bancorp	The Williams Capital Group, L.P.

Prospectus Supplement dated December 1, 2016

Prospectus Supplement

Prospectus

Neither we nor the underwriters have authorized any other person to give any information not contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or in any free writing prospectus relating to this offering prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus and any free writing prospectus relating to this offering prepared by or on behalf of us or to which we have referred you constitute an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where

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it is lawful to do so. The information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus and in any free writing prospectus relating to this offering prepared by or on behalf of us or to which we have referred you is current only as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement which contains specific information about the terms of this offering. This prospectus supplement also adds and updates information contained in, or incorporated by reference into, the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about us and securities we may offer from time to time, some of which may not apply to this offering of notes. This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about us that is not included in or delivered with this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information below under the heading “Where You Can Find More Information and Incorporation by Reference.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus or any document incorporated herein or therein by reference, you should rely on the information in this prospectus supplement.

As used in this prospectus supplement, unless otherwise specified or unless the context indicates otherwise, the terms “Company,” “Becton, Dickinson,” “BD,” “we,” “us,” and “our” refer to Becton, Dickinson and Company and its consolidated subsidiaries.

References herein to “$” and “dollars” are to the lawful currency of the United States. References to “€” and “euro” are to the lawful currency of the member states of the European Monetary Union that have adopted the euro as their currency. The financial information presented or incorporated by reference in this prospectus supplement and the accompanying prospectus has been prepared in accordance with Generally Accepted Accounting Principles in the United States.

STABILIZATION

IN CONNECTION WITH THE ISSUE OF THE NOTES, CITIGROUP GLOBAL MARKETS LIMITED IN ITS ROLE AS STABILIZING MANAGER (THE “STABILIZING MANAGER”) FOR ITS OWN ACCOUNT MAY, TO THE EXTENT PERMITTED BY APPLICABLE LAWS AND DIRECTIVES, OVER-ALLOT AND EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE FINAL TERMS OF THE OFFER OF THE NOTES IS MADE, AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES. ANY STABILIZATION ACTION OR OVER-ALLOTMENT COMMENCED WILL BE CARRIED OUT IN ACCORDANCE WITH THE APPLICABLE LAWS AND REGULATIONS.

The notes are offered globally for sale only in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting—Selling Restrictions.”

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Notice to Prospective Investors in the United Kingdom

This communication is only directed at persons who (i) are outside the United Kingdom or (ii) are investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”) or (iii) are persons falling within Article 49(2)(a) to (e) of the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this communication.

Settlement Date

We expect that delivery of the notes will be made against payment therefor on or about December 9, 2016. Under Rule 15c6-1 of the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes initially will settle in six business days (T+6), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

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WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement (of which this prospectus supplement and accompanying prospectus form a part) and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished but not filed in accordance with SEC rules), on or after the date of this prospectus supplement until the termination of the offering under this prospectus supplement:

(a)	Annual Report on Form 10-K for the fiscal year ended September 30, 2016; and

(b)	The portions of our Proxy Statement on Schedule 14A for our 2016 annual meeting of stockholders filed with the SEC on December 17, 2015 that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2015.

You may request a copy of our filings, at no cost, by writing or telephoning the Office of the Corporate Secretary of Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, telephone (201) 847-6800 or by going to our Internet website at www.bd.com. Our Internet website address is provided as an inactive textual reference only. The information provided on our Internet website is not part of this prospectus supplement and, therefore, is not incorporated herein by reference.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “plan,” “expect,” “believe,” “intend,” “will,” “may,” “anticipate,” “estimate” and other words of similar meaning in conjunction with, among other things, discussions of future operations and financial performance (including volume growth, sales and earnings per share growth, and cash flows) and statements regarding our strategy for growth, future product development, regulatory approvals, competitive position and expenditures. All statements that address our future operating performance or events or developments that we expect or anticipate will occur in the future are forward-looking statements.

Forward-looking statements are, and will be, based on management’s then-current views and assumptions regarding future events, developments and operating performance, and speak only as of their dates. Investors should realize that if underlying assumptions prove inaccurate, or risks or uncertainties materialize, actual results could vary materially from our expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. Furthermore, we undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events and developments or otherwise, except as required by applicable law or regulations.

The following are some important factors that could cause our actual results to differ from our expectations in any forward-looking statements. For further discussion of certain of these factors, see Item 1A. Risk Factors in our 2016 Annual Report on Form 10-K.

•	Weakness in the global economy and financial markets, which could increase the cost of operating our business, weaken demand for our products and services, negatively impact the prices we can charge for our products and services, or impair our ability to produce our products.

•	Competitive factors that could adversely affect our operations, including new product introductions (for example, new forms of drug delivery) by our current or future competitors, increased pricing pressure due to the impact of low-cost manufacturers as certain competitors have established manufacturing sites or have contracted with suppliers in low-cost manufacturing locations as a means to lower their costs, patents attained by competitors (particularly as patents on our products expire), and new entrants into our markets.

•	The adverse financial impact resulting from unfavorable changes in foreign currency exchange rates.

•	Regional, national and foreign economic factors, including inflation, deflation, and fluctuations in interest rates, and the potential effect on our operating performance.

•	Our ability to achieve our projected level or mix of product sales, as our earnings forecasts are based on projected sales volumes and pricing of many product types, some of which are more profitable than others.

•	Changes in reimbursement practices of third-party payers or adverse decisions relating to our products by such payers, which could reduce demand for our products or the price we can charge for such products.

•	The impact of the Patient Protection and Affordable Care Act in the United States, which implemented an excise tax on U.S. sales of certain medical devices (which has been suspended until January 1, 2018), and which could result in reduced demand for our products, increased pricing pressures or otherwise adversely affect our business.

•	Future healthcare reform in the United States and other countries in which we do business that may involve changes in government pricing and reimbursement policies or other cost containment reforms.

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•	Changes in domestic and foreign healthcare industry practices that result in a reduction in procedures using our products or increased pricing pressures, including the continued consolidation among healthcare providers and trends toward managed care and healthcare cost containment.

•	Fluctuations in the cost and availability of oil-based resins and other raw materials, as well as certain components, used in our products, the ability to maintain favorable supplier arrangements and relationships (particularly with respect to sole-source suppliers), and the potential adverse effects of any disruption in the availability of such items.

•	Security breaches of our information technology systems or our products, which could impair our ability to conduct business, result in the loss of BD trade secrets or otherwise compromise sensitive information of BD or its customers, suppliers and other business partners, or of customers’ patients, or result in product efficacy or safety concerns for certain of our products.

•	Difficulties inherent in product development, including the potential inability to successfully continue technological innovation, successfully complete clinical trials, obtain regulatory approvals in the United States and abroad, obtain intellectual property protection for our products, obtain coverage and adequate reimbursement for new products, or gain and maintain market approval of products, as well as the possibility of infringement claims by competitors with respect to patents or other intellectual property rights, all of which can preclude or delay commercialization of a product. Delays in obtaining necessary approvals or clearances from the FDA or other regulatory agencies or changes in the regulatory process may also delay product launches and increase development costs.

•	The impact of business combinations, including any volatility in earnings relating to acquisition-related costs, and our ability to successfully integrate any business we may acquire.

•	Our ability to penetrate or expand our operations in emerging markets, which depends on local economic and political conditions, and how well we are able to acquire or form strategic business alliances with local companies and make necessary infrastructure enhancements to production facilities and distribution networks. Our international operations also increase our compliance risks, including risks under the Foreign Corrupt Practices Act and other anti-corruption laws.

•	Political conditions in international markets, including civil unrest, terrorist activity, governmental changes, trade barriers, restrictions on the ability to transfer capital across borders and governmental expropriation of assets. This includes the possible impact of the June 2016 advisory referendum by British voters to exit the European Union (“EU”), which has created uncertainties affecting business operations in the United Kingdom and the EU.

•	Deficit reduction efforts or other actions that reduce the availability of government funding for healthcare and research, which could weaken demand for our products and result in additional pricing pressures, as well as create potential collection risks associated with such sales.

•	Fluctuations in university or United States and international governmental funding and policies for life sciences research.

•	Fluctuations in the demand for products we sell to pharmaceutical companies that are used to manufacture, or are sold with, the products of such companies, as a result of funding constraints, consolidation or otherwise.

•	The effects of events that adversely impact our ability to manufacture our products (particularly where production of a product line is concentrated in one or more plants) or our ability to source materials or components from suppliers (including sole-source suppliers) that are needed for such manufacturing.

•	Pending and potential future litigation or other proceedings adverse to BD, including antitrust, product liability, environmental and patent infringement, and the availability or collectability of insurance relating to any such claims.

•	New or changing laws and regulations affecting our domestic and foreign operations, or changes in enforcement practices, including laws relating to trade, monetary and fiscal policies, taxation

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(including tax reforms that could adversely impact multinational corporations), sales practices, environmental protection, price controls, and licensing and regulatory requirements for new products and products in the postmarketing phase. In particular, the United States and other countries may impose new requirements regarding registration, labeling or prohibited materials that may require us to re-register products already on the market or otherwise impact our ability to market our products. Environmental laws, particularly with respect to the emission of greenhouse gases, are also becoming more stringent throughout the world, which may increase our costs of operations or necessitate changes in our manufacturing plants or processes or those of our suppliers, or result in liability to BD.

•	Product efficacy or safety concerns regarding our products resulting in product recalls, regulatory action on the part of the U.S. Food and Drug Administration (“FDA”) or foreign counterparts, declining sales and product liability claims, particularly in light of the current regulatory environment, in which there has been increased enforcement activity by the FDA. As a result of the CareFusion Corporation (“CareFusion”) acquisition, we are operating under a consent decree with the FDA relating to our U.S. infusion pump business. The consent decree authorizes the FDA, in the event of any violations in the future, to order us to cease manufacturing and distributing products, recall products or take other actions, and we may be required to pay significant monetary damages if we fail to comply with any provision of the consent decree.

•	Risks relating to our acquisition of CareFusion, including our ability to successfully combine and integrate the CareFusion operations in order to obtain the anticipated benefits and costs savings from the transaction, and the significant additional indebtedness we incurred in connection with the financing of the acquisition and the impact this increased indebtedness may have on our ability to operate the combined company.

•	The effect of adverse media exposure or other publicity regarding BD’s business or operations, including the effect on BD’s reputation or demand for its products.

•	The effect of market fluctuations on the value of assets in BD’s pension plans and on actuarial interest rate and asset return assumptions, which could require BD to make additional contributions to the plans or increase our pension plan expense.

•	Our ability to obtain the anticipated benefits of restructuring programs, if any, that we may undertake.

•	Issuance of new or revised accounting standards by the Financial Accounting Standards Board or the SEC.

The foregoing list sets forth many, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties.

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OUR COMPANY

We are a global medical technology company that is advancing the world of health by improving medical discovery, diagnostics and the delivery of care. We lead in patient and health care worker safety and the technologies that enable medical research and clinical laboratories. We provide innovative solutions that help advance medical research and genomics, enhance the diagnosis of infectious disease and cancer, improve medication management, promote infection prevention, equip surgical and interventional procedures, and support the management of diabetes. We partner with organizations around the world to address some of the most challenging global health issues. We have more than 40,000 associates across 50 countries who work in close collaboration with customers and partners to help enhance outcomes, lower health care delivery costs, increase efficiencies, improve health care safety and expand access to health.

We were incorporated under the laws of the State of New Jersey in November 1906, as successor to a New York business started in 1897. Our executive offices are located at 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, and our telephone number is (201) 847-6800. Our Internet website is www.bd.com. The information provided on our Internet website is not a part of this prospectus supplement and, therefore, is not incorporated herein by reference.

RECENT DEVELOPMENTS

Concurrent Tender Offer for Senior Notes

On November 16, 2016, we commenced a tender offer (the “Any and All Tender Offer”) to purchase for cash any and all of our 1.450% senior notes due 2017 (the “2017 Notes”), of which $292.9 million aggregate principal amount are currently outstanding. On November 16, 2016, we also commenced a series of tender offers (the “Maximum Tender Offers” and, together with the Any and All Tender Offer, the “Tender Offers”) to purchase for cash, subject to prioritized acceptance levels and series-specific aggregate principal caps, up to a specified aggregate principal amount (the “Aggregate Maximum Tender Cap”) of our 1.800% senior notes due 2017, 5.000% senior notes due 2019, 6.375% senior notes due 2019, 2.675% senior notes due 2019, 3.875% senior notes due 2024, and 3.734% senior notes due 2024 (the “Maximum Tender Notes” and, together with the 2017 Notes, the “Tender Notes”). The Tender Offers are being made upon the terms and conditions set forth in our offer to purchase, dated November 16, 2016, and in the related letter of transmittal, which together, as they may be amended from time to time, constitute the “Tender Offer Documents.”

The early tender date for the Tender Offers was 5:00 p.m., New York City time on November 30, 2016. On December 1, 2016, we increased the Aggregate Maximum Tender Cap to $1,462,819,000 from $1,100,000,000, with a resulting increase to certain of the series-specific aggregate principal caps as indicated below. We also extended the expiration date of the Maximum Tender Offers to 11:59 p.m., New York City time, on December 15, 2016, from 11:59 p.m., New York City time, on December 14, 2016.

As of the early tender date, the following aggregate principal amount of notes have been tendered:

•	$191,975,000 of the outstanding $292,899,000 principal amount of the 2017 Notes, for which we are offering to purchase any and all of the outstanding principal amount;

•	$1,102,474,000 of the outstanding $1,250,000,000 principal amount of our 1.800% senior notes due 2017, for which we are offering to purchase up to $250,000,000 principal amount;

•	$153,332,000 of the outstanding $500,000,000 principal amount of our 5.000% senior notes due 2019, for which we are offering to purchase up to $275,000,000 principal amount;

•	$338,376,000 of the outstanding $664,855,000 principal amount of our 6.375% senior notes due 2019, for which we are offering to purchase up to $338,376,000 principal amount (increased from $250,000,000);

•	$980,639,000 of the outstanding $1,250,000,000 principal amount of our 2.675% senior notes due 2019, for which we are offering to purchase up to $125,000,000 principal amount;

•	$221,111,000 of the outstanding $397,441,000 principal amount of our 3.875% senior notes due 2024, for which we are offering to purchase up to $221,111,000 principal amount (increased from $150,000,000); and

•	$697,755,000 of the outstanding $1,750,000,000 principal amount of our 3.734% senior notes due 2024, for which we are offering to purchase up to $375,000,000 principal amount (increased from $50,000,000).

The Tender Offers are subject to a number of conditions that may be waived or changed, including a financing condition in respect of the Maximum Tender Offers that has been satisfied through this offering. The early settlement date for the Tender Offers is anticipated to be December 12, 2016.

We intend to fund the purchase price for the 2017 Notes accepted for purchase in the Any and All Tender Offer using cash on hand and commercial paper.

This prospectus supplement is not an offer to purchase the Tender Notes. The Tender Offers are being made only by and pursuant to the terms of the Tender Offer Documents. This offering is not conditioned on the tender of Tender Notes in the Tender Offers. We are considering redeeming, in accordance with the indenture governing the 2017 Notes, any 2017 Notes that are not tendered in the Any and All Tender Offer.

RISK FACTORS

An investment in our notes involves a number of risks. You should carefully consider all the information set forth in this prospectus supplement and the accompanying prospectus and incorporated by reference herein (as such risk factors may be updated from time to time in our public filings) before deciding to invest in the notes. In particular, we urge you to consider carefully the factors set forth below and under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016 which is incorporated by reference herein.

Risks Related to the Notes

The notes will be effectively junior to all of our existing and future secured debt and structurally junior to the existing and future obligations of our subsidiaries.

The notes will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future liabilities that are not so subordinated; effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of September 30, 2016, after giving pro forma effect to this offering and the use of proceeds therefrom (assuming full participation in the Any and All Tender Offer and assuming the 2017 Notes are purchased with commercial paper), we would have had outstanding, on a consolidated basis, $11,547 million of total debt, $11,486.5 million of which would constitute direct debt of BD and $60.5 million of which would constitute debt of BD’s subsidiaries. We do not have significant secured debt outstanding.

The notes are obligations of Becton, Dickinson only and our operations are conducted through, and a substantial portion of our consolidated assets is held by, our subsidiaries.

The notes are obligations of Becton, Dickinson and Company. A substantial portion of our consolidated assets is held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from those subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, and to pay interest on or to refinance our indebtedness, including the notes offered hereby, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous.

Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

As of September 30, 2016, after giving pro forma effect to this offering and the use of proceeds therefrom (assuming full participation in the Any and All Tender Offer and assuming the 2017 Notes are purchased with commercial paper), we would have had outstanding, on a consolidated basis, $11,547 million of total debt. Despite our current debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will be permitted under the terms of the indenture governing the notes to incur additional debt, secure existing or future debt, recapitalize our debt and take a number of other actions that are not limited by the terms of the indenture; these actions could have the effect of diminishing our ability to make payments on the notes when due.

Our credit ratings may not reflect all risks of your investment in the notes.

Any credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant.

Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

You may not be able to sell your notes if active trading markets for the notes do not develop.

Each series of notes constitutes a new issue of securities, for which there is no existing trading market. Although an application will be made to have the notes listed on the NYSE, we cannot assure you that the notes of any series will become or remain listed. The listing application is subject to approval by the NYSE. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the notes of any series at any time. We cannot provide you with any assurance regarding the liquidity of any trading market for the notes of any series that develop, the ability of holders of the notes to sell their notes or the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. The underwriters, however, are not obligated to do so, and any market-making activity with respect to the notes of any or all series may be discontinued at any time without notice. If no active trading markets develop, you may be unable to resell the notes at their fair market value or at all.

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

We believe that the value of the notes in any secondary market will be affected by the supply of, and demand for, the notes, interest rates and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

•	Market Interest Rates. We expect that the market value of the notes will be affected by changes in market interest rates. In general, if market interest rates increase, the market value of the notes may decrease. We cannot predict the future level of market interest rates.

•	Prevailing currency exchange rates. We expect that the amount realizable upon a sale of the notes, in U.S. dollars or other non-euro currency, will be affected by currency exchange rates prevailing at the time of sale, as discussed under “Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro” below.

•	Our Credit Rating, Financial Condition and Results of Operations. We expect that each series of notes will be rated by one or more nationally recognized statistical rating organizations. Any rating agency that rates the notes may lower our rating or decide not to rate the notes in its sole discretion. Actual or anticipated changes in our credit ratings, financial condition or results of operations may affect the market value of the notes. In general, if our credit rating is downgraded, the market value of the notes may decrease. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. No person is obligated to maintain any rating on the notes, and, accordingly, we cannot assure you that the ratings assigned to the notes will not be lowered or withdrawn by the assigning rating organization at any time thereafter. Furthermore, the credit ratings assigned to the notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, your notes.

Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of investing in the notes in light of your particular circumstances.

There are limited covenants in the indenture.

Neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the indenture from granting security interests over our assets, except to the extent described under “Description of Debt Securities—Covenants—Restrictions on Secured Debt” in the accompanying prospectus, or from paying dividends, making investments or issuing or repurchasing our securities.

In addition, there are no financial covenants in the indenture. You are generally not protected under the indenture in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity, as described under “Description of Notes—Optional Redemption.” We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

We may not be able to repurchase all of the notes upon a Change of Control Triggering Event.

As described under “Description of Notes—Offer to Redeem Upon Change of Control Triggering Event,” we will be required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event. We may not have sufficient funds to repurchase the notes in cash at that time or have the ability to arrange financing on acceptable terms.

Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.

The initial investors in the notes will be required to pay for the notes in euro. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining euro or in converting other currencies into euro to facilitate the payment of the purchase price for the notes.

An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of:

•	significant changes in rates of exchange between the euro and the investor’s home currency; and

•	the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

We have no control over a number of factors affecting the notes offered hereby and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries, and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the recent global economic volatility and the actions taken or to be taken by various national governments in response to the volatility could significantly affect the exchange rates between the euro and the investor’s home currency.

The exchange rates of an investor’s home currency for euro and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects. The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euro at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the notes.

This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The notes will be governed by New York law. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time from the date the judgment is rendered. In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars will depend upon various factors, including which court renders the judgment.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euro.

We will pay the principal of and interest on each note to the registered holder in euro in immediately available funds, provided that, if on or after the date of this prospectus supplement the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. dollar exchange rate available on or prior to the second business day prior to the relevant payment date, as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. See “Description of the Notes—Issuance in Euro.” This exchange rate may be materially less favorable than the rate in effect at the time the notes were issued or as would be determined by applicable law. Such developments, or market perceptions concerning these and related issues, could materially adversely affect the value of the notes and you may lose a significant amount of your investment in the notes.

Trading in the clearing system is subject to minimum denomination requirements.

The terms of each series of notes provide that notes will be issued with a minimum denomination of €100,000 and multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or a multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

	Year Ended September 30,
(dollars in millions)	2016	2015	2014	2013	2012
Earnings:
Income from Continuing Operations Before Income Taxes	$1,074	$739	$1,522	$1,165	$1,472
Interest Capitalized, Net(1)	(3)	(5)	(10)	(11)	(17)
Fixed Charges	455	431	191	194	191

Earnings	1,526	1,165	$1,703	$1,348	$1,646

Fixed Charges:
Interest Cost(2)	$418	$401	$167	$171	$169
Interest Allocable to Rental Expenses(3)	37	30	24	23	22

Fixed Charges	455	431	$191	$194	$191

Ratio of Earnings to Fixed Charges	3.4x	2.7x	8.9x	6.9x	8.6x

(1)	Includes amortization of capitalized interest less interest capitalized for the period.
(2)	Includes amortization of debt expense.
(3)	Portion of rent expense representing interest.

The ratios of earnings to fixed charges were calculated by dividing earnings by fixed charges. Earnings were calculated by adding income from continuing operations before income taxes; net capitalized interest (including amortization of capitalized interest less interest capitalized for the period); and fixed charges. Fixed charges were calculated by adding total interest costs (including amortization of debt expense) and interest allocable to rental expense.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately €991.1 million or $1.05 billion based on an exchange rate of €1.00 to $1.0629 on December 1, 2016, as reported by Bloomberg, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. We intend to use the net proceeds of this offering together with other sources of liquidity to fund the purchase price and accrued and unpaid interest for the Maximum Tender Notes validly tendered and accepted for payment in the Maximum Tender Offers. See “Recent Developments—Concurrent Tender Offer for Senior Notes.” In the event that the Maximum Tender Offers are not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

CAPITALIZATION

The following table sets forth our cash, short-term debt and capitalization as of September 30, 2016 on:

•	an actual basis; and

•	an as adjusted basis giving effect to this offering and the anticipated use of the net proceeds therefrom (after deducting underwriting discounts and commissions and other estimated offering expenses payable by us). For purposes of this table, we have assumed that we purchase all 2017 Notes and the Aggregate Maximum Tender Cap of the Maximum Tender Notes. Amounts associated with this offering have been translated using the exchange rate of €1.00 to $1.0629, on December 1, 2016, as reported by Bloomberg.

You should read this table in conjunction with “Use of Proceeds” appearing elsewhere in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and the accompanying notes, which are incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended September 30, 2016.

	As of September 30, 2016
(In millions, except par value and shares)	Actual	As Adjusted
Cash, equivalents, and short term investments	$1,568	$1,458	(C)

Short-term debt	$1,001	$1,408	(D)

Long-term debt:
4.900% Notes due 2018	201	201
5.000% Notes due 2019	498	345
3.250% Notes due 2020	698	698
3.125% Notes due 2021	1,018	1,018
3.300% Notes due 2023 (A)	304	304
3.875% Notes due 2024 (A)	417	196
7.000% Debentures due 2027	168	168
6.700% Debentures due 2028	167	167
6.000% Notes due 2039	246	246
5.000% Notes due 2040	297	297
1.800% Notes due 2017 (B)	1,248	998
6.375% Notes due 2019 (A)	776	438
2.675% Notes due 2019 (B)	1,245	1,120
3.734% Notes due 2024 (B)	1,740	1,365
4.875% Notes due 2044 (A)	333	333
4.685% Notes due 2044 (B)	1,190	1,190
1.000% Notes due 2022 offered hereby	—	528
1.900% Notes due 2026 offered hereby	—	527

Total long-term debt	$10,550	$10,139

Shareholders’ equity:
Common stock, $1 par value; 640,000,000 authorized shares; 332,662,160 shares issued and outstanding, actual and as adjusted	333	333
Common stock in treasury, at cost (119,370,934)	(8,212)	(8,212)
Capital in excess of par value	4,693	4,693
Retained earnings	12,727	12,727
Deferred compensation	22	22
Accumulated other comprehensive loss	(1,929)	(1,929)

Total shareholders’ equity	7,633	7,633

Total capitalization	$19,184	$19,180

*	Amounts may not add due to rounding
(A)	Represents senior unsecured notes issued in the April 2015 exchange of all validly tendered and accepted CareFusion notes for notes issued by the Company.
(B)	Represents senior unsecured notes issued in December 2014 in connection with the CareFusion acquisition.
(C)	Assumes cash on hand is used to pay accrued and unpaid interest, premiums and fees and expenses related to the Tender Offers and this offering.
(D)	Assumes commercial paper borrowings are used to repurchase the 2017 Notes and the principal amount of Maximum Tender Notes accepted by the Company in excess of the net proceeds of this offering.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered in this prospectus supplement (the “notes”) supplements the description of the general terms and provisions of the debt securities in “Description of Debt Securities” in the accompanying prospectus. In this section entitled “Description of Notes,” references to “Becton, Dickinson,” “BD,” “we,” “us” and “our” refer only to Becton, Dickinson and Company, as issuer of the notes and not to any of the subsidiaries of Becton, Dickinson and Company.

The notes will be issued by Becton, Dickinson under the indenture, dated as of March 1, 1997, between us and The Bank of New York Mellon Trust Company, N.A., as successor to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee (the “trustee”). The notes are unsecured and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness.

BD will also enter into a paying agency agreement with The Bank of New York Mellon, London Branch, as paying agent (the “paying agent”) concurrently with the delivery of the notes. Upon notice to the trustee, BD may change the paying agent at any time.

The following description is a summary, and does not describe every aspect of the notes and the indenture. The following description is subject to, and qualified in its entirety by, all the provisions of the indenture, including definitions of certain terms used in the indenture. Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge upon request. See “Where You Can Find More Information and Incorporation by Reference.” You should read the indenture and the notes because they, and not this description, define your rights as a holder of the notes.

Terms of the Notes

2022 Notes

The specific terms of the 2022 notes will be as follows:

•	Title of the notes: 1.000% Notes due 2022

•	Issuer of the notes: Becton, Dickinson and Company

•	Total principal amount being issued: €500,000,000

•	Maturity date: December 15, 2022

•	Interest rate: 1.000% per annum; see “—Interest on the Notes”

•	Currency of Payment: See “—Issuance in Euro”

•	Form and Denomination: Fully registered form, minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof

•	Date interest starts accruing: December 9, 2016

•	Interest payment date: December 15

•	First interest payment date: December 15, 2017

•	Regular record date for interest: The business day preceding the interest payment date

•	Optional Redemption: See “—Optional Redemption”

•	Purchase of Notes Upon a Change of Control Triggering Event: See “—Offer to Redeem Upon Change of Control Triggering Event”

•	Payment of Additional Amounts: See “—Payment of Additional Amounts”

•	Redemption for Tax Reasons: See “—Redemption for Tax Reasons”

•	Listing: We intend to apply to list the 2022 notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange.

•	Governing Law: The indenture and the 2022 notes will be governed by the laws of the State of New York.

2026 Notes

The specific terms of the 2026 notes will be as follows:

•	Title of the notes: 1.900% Notes due 2026

•	Issuer of the notes: Becton, Dickinson and Company

•	Total principal amount being issued: €500,000,000

•	Maturity date: December 15, 2026

•	Interest rate: 1.900% per annum; see “—Interest on the Notes”

•	Currency of Payment: See “—Issuance in Euro”

•	Form and Denomination: Fully registered form, minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof

•	Date interest starts accruing: December 9, 2016

•	Interest payment date: December 15

•	First interest payment date: December 15, 2017

•	Regular record date for interest: The business day preceding the interest payment date

•	Optional Redemption: See “—Optional Redemption”

•	Purchase of Notes Upon a Change of Control Triggering Event: See “—Offer to Redeem Upon Change of Control Triggering Event”

•	Payment of Additional Amounts: See “—Payment of Additional Amounts”

•	Redemption for Tax Reasons: See “—Redemption for Tax Reasons”

•	Listing: We intend to apply to list the 2026 notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange.

•	Governing Law: The indenture and the 2026 notes will be governed by the laws of the State of New York.

An event of default for a particular series of notes under the indenture will not necessarily constitute an event of default for other series of notes or for any other series of debt securities under the indenture.

Additional Notes

We may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes having the same ranking, interest rate, maturity and/or other terms as the notes of any series. Any such additional notes issued should be considered fungible with and part of the same series of notes under the indenture as the notes of that series offered hereby.

Issuance in Euro

Initial holders will be required to pay for the notes in euro, and all payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euro. If, on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. dollar exchange rate available on or prior to the second business day prior to the relevant payment date, as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Interest on the Notes

We will make interest payments to the person in whose name the notes are registered at the close of business on the business day immediately preceding the next interest payment date. The rights of holders of beneficial interests of notes to receive the payments of interest on such notes are subject to the applicable procedures of Clearstream and Euroclear.

If any interest payment date is not a business day, payment of interest will be made on the next day that is a business day and no interest will accrue as a result of such delayed payment on amounts payable from and after such interest payment date to the next succeeding business day. For the purposes of the notes, “business day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York or London and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates. Interest on each series of notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on such series of notes (or from December 9, 2016, if no interest has been paid on such series of notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Optional Redemption

We may, at our option, redeem each series of notes, in whole or in part, at any time prior to November 15, 2022 (one month prior to the maturity date) with respect to the 2022 notes, and September 15, 2026 (three months prior to the maturity date) with respect to the 2026 notes. The redemption price, as determined by us, will be equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments on the notes being redeemed, discounting such payments to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable comparable government bond rate, plus 20 basis points in the case of the 2022 notes, and 25 basis points in the case of the 2026 notes.

The redemption price will also include interest accrued and unpaid to the date of redemption on the principal balance of the notes being redeemed. The trustee shall have no responsibility for calculating the redemption price.

At any time on or after November 15, 2022 (one month prior to the maturity date) with respect to the 2022 notes, and September 15, 2026 (three months prior to the maturity date) with respect to the 2026 notes, we may redeem such series of notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the date of redemption on the principal balance of the notes being redeemed.

The term “comparable government bond rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the comparable government bond (as defined below) on the basis of the middle market price of the comparable government bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

The term “comparable government bond” means, in relation to any comparable government bond rate calculation, at the discretion of an independent investment bank selected by us, a German federal government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German federal government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German federal government bonds selected by us, determine to be appropriate for determining the comparable government bond rate.

The term “remaining scheduled payments,” means, with respect to any note, the remaining scheduled payments of the principal and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

Notice of any redemption will be mailed or otherwise transmitted in accordance with the applicable procedures of Euroclear or Clearstream to the holders of the notes not less than 30 days and not more than 60 days before the redemption date of the notes being redeemed. On and after the redemption date, the notes or any portion of the notes called for redemption will stop accruing interest. On or before any redemption date, we will deposit with the paying agent or the trustee money sufficient to pay the accrued interest on the notes to be redeemed and their redemption price. A partial redemption of notes may be effected pursuant to applicable depositary procedures or by such method as the paying agent shall deem fair and appropriate in accordance with the applicable procedures of Clearstream and Euroclear and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for such notes or any integral multiple of €1,000 in excess thereof) of the principal amount of such notes of a denomination larger than the minimum authorized denomination for such notes.

Offer to Redeem Upon Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to either series of notes, unless we have exercised our right to redeem the applicable series of notes as described under “—Optional Redemption,” each holder of outstanding notes of the applicable series will have the right to require us to purchase all or a portion of that holder’s notes (in integral multiples of €1,000) pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of such notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event has occurred with respect to either series of notes, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send in accordance with the applicable procedures of Euroclear or Clearstream, a notice to each holder of notes of the applicable series, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the trustee by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date. The Change of Control Offer may be accepted for less than the entire principal amount of a note, but in that event the principal amount of such note remaining outstanding after repurchase must be equal to €100,000 or an integral multiple of €1,000 in excess thereof.

We will not be required to make a Change of Control Offer with respect to a series of notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and that third party purchases all notes properly tendered and not withdrawn under its offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions herein, BD will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions herein by virtue of such conflicts.

“Change of Control” means the occurrence of any one of the following:

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of BD and its subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to BD or one of its subsidiaries;

•	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of BD, measured by voting power rather than number of shares;

•	BD consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, BD, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of BD or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of BD outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to the transaction; or

•	the adoption of a plan relating to the liquidation or dissolution of BD.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) BD becomes a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of BD’s Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no Person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the notes of a series cease to be rated Investment Grade by each of the two Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of the first public announcement by BD of any Change of Control (or pending Change of Control) and ending 60 days following consummation of that Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade). Unless the two Rating Agencies are providing a rating for the notes of a series at the commencement of any Trigger Period, the notes of such series will be deemed to have ceased to be rated Investment Grade by the two Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with (i) any particular Change of Control unless and until such Change of Control has actually been consummated or (ii) any reduction in rating if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, a Change of Control (whether or not the Change of Control shall have occurred at the time of the reduction in rating).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by BD in accordance with the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“S&P” means S&P Global Ratings and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors or fails to make a rating of the notes of a series publicly available for reasons outside of BD’s control, BD may appoint a replacement for that Rating Agency.

“Voting Stock” of any specified Person as of any date means the capital stock of that Person that is at the time entitled to vote generally in the election of the board of directors of that Person.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on each of the notes to a holder who is not a United States person (as defined below), after withholding or deduction solely with respect to any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply:

•	to any tax, assessment or other governmental charge that would not have been imposed but for the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder, or a person holding a power over an estate or trust administered by a fiduciary holder, being treated as:

•	being or having been present in, or engaged in a trade or business in, the United States, or having or having had a permanent establishment in the United States;

•	having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment in respect of the notes or the enforcement of any rights under the indenture), including being or having been a citizen of the United States or treated as being or having been a resident thereof;

•	being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes, a foreign tax exempt organization, or a corporation that has accumulated earnings to avoid United States federal income tax;

•	being or having been a “10-percent shareholder”, as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, of us; or

•	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of section 881(c)(3) of the Code or any successor provision;

•	to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

•	to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

•	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

•	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

•	to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

•	to any tax assessment or other governmental charge required to be withheld or deducted that is imposed on a payment pursuant to sections 1471 through 1474 of the Code (or any amended or successor version of such sections that is substantively comparable and not materially more onerous to comply with), any Treasury Regulations promulgated thereunder, or any other official interpretations thereof (collectively, “FATCA”), any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

•	any tax assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

•	any tax, assessment or other governmental charge that is imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of section 871(h) or section 881(c) of the Code;

•	any tax imposed pursuant to section 871(h)(6) or section 881(c)(6) of the Code (or any amended or successor provisions); or

•	in the case of any combination of the above bulleted items under this heading “—Payment of Additional Amounts”.

Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to pay additional amounts in respect of any tax, assessment or other governmental charge.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons”, the term “United States” means the United States of America, any state thereof, and the District of

Columbia, and the term “United States person” means (i) any individual who is a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person for United States federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a United States court can exercise primary supervision over the administration of the trust and one or more united states persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a United States person.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws of the United States or the official interpretation thereof that is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described under the heading “—Payment of Additional Amounts” with respect to the notes, then we may at any time at our option redeem, in whole, but not in part, the notes on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to be redeemed to, but not including, the date fixed for redemption.

Clearance Systems

The notes have been accepted for clearance through Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg systems. The notes have the following codes:

•	ISIN:

•	2022 Notes: XS1531345376

•	2026 Notes: XS1531347661

•	Common Code:

•	2022 Notes: 153134537

•	2026 Notes: 153134766

•	CUSIP Number:

•	2022 Notes: 075887 BN8

•	2026 Notes: 075887 BP3

BOOK-ENTRY; DELIVERY AND FORM

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear.

The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euro, except as described in “Description of Notes—Issuance in Euro.”

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the notes held by them. BD has no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. BD also does not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by BD or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

BD has been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Clearance and Settlement Procedures

BD understands that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

BD understands that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. United States investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

If the depositary for any of the notes represented by a registered global note is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by BD within 90 days, BD will issue notes in definitive form in exchange for the registered global note that had been held by the depositary. Any notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the trustee or other relevant agent of the trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the depositary. In addition, BD may at any time determine that the notes shall no longer be represented by a global note and will issue notes in definitive form in exchange for such global note pursuant to the procedure described above.

Notices

Notices to holders of the notes will be sent by mail to the registered holders, or otherwise in accordance with the procedures of the applicable depositary.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of notes. This discussion does not address specific tax consequences that may be relevant to particular persons in light of their individual circumstances (including, for example, entities treated as partnerships for U.S. federal income tax purposes or partners or members therein, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, tax-exempt entities, common trust funds, U.S. expatriates, controlled foreign corporations, dealers in securities or currencies, and persons in special situations, such as those who hold the notes as part of a straddle, hedge, synthetic security, conversion transaction or other integrated investment comprised of the notes and one or more other investments). This discussion is limited to holders that purchase the notes in the initial offering at the issue price listed on the cover of this prospectus supplement and that hold such notes as capital assets (generally, property held for investment purposes) for U.S. federal income tax purposes. In addition, this discussion does not describe any tax consequences arising under U.S. federal gift and estate tax, Medicare contribution tax or other U.S. federal tax laws or under the laws of any state, local or foreign jurisdiction. This discussion also does not address tax consequences to U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations (the “Treasury Regulations”) promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, owning or disposing of the notes.

Prospective purchasers of the notes are urged to consult their own tax advisors concerning the U.S. federal income tax consequences to them of acquiring, owning and disposing of the notes, as well was the application of other U.S. federal tax laws and state, local and foreign tax laws.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of notes who, for U.S. federal income tax purposes, is a citizen or individual resident of the United States, a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, or any state thereof or the District of Columbia, an estate whose income is subject to U.S. federal income tax regardless of its source, or a trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of notes that is not a U.S. Holder and is not a partnership.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of notes that is a partnership and partners in such a partnership are urged to consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of notes.

Consequences to U.S. Holders

Payments of Interest

A U.S. Holder that uses the cash method of tax accounting will be required to include in income the U.S. dollar value of the euro-denominated interest payment on a note based on the spot rate of exchange on the date of receipt. No foreign currency exchange gain or loss will be recognized with respect to the receipt of such payment (other than foreign currency exchange gain or loss realized on the disposition of the euros so received; see “—Transactions in Euros,” below).

A U.S. Holder that uses the accrual method of tax accounting will accrue interest income on a note in euros and translate the amount accrued into U.S. dollars based on:

•	the average exchange rate in effect during the interest accrual period, or portion thereof, within such U.S. Holder’s taxable year; or

•	at such U.S. Holder’s election, at the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (2) the date of receipt, if such date is within five business days of the last day of the accrual period or taxable year.

Such election must be applied consistently by the U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the IRS. A U.S. Holder that uses the accrual method of tax accounting will recognize foreign currency exchange gain or loss on the receipt of an interest payment equal to the difference between (i) the value of the euros received as interest, as translated into U.S. dollars using the spot rate of exchange on the date of receipt and (ii) the U.S. dollar amount previously included in income with respect to such payment. Such foreign currency exchange gain or loss will be treated as ordinary income or loss but will generally not be treated as an adjustment to interest income received on the notes.

Disposition of the Notes

Upon the sale, exchange, retirement at maturity, redemption or other taxable disposition of a note (collectively, a “Disposition”), except as noted below with respect to foreign currency exchange gain or loss, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized by such U.S. Holder (except to the extent such amount is attributable to accrued but unpaid interest, which will be treated as ordinary interest income if such interest has not been previously included in income) and such U.S. Holder’s adjusted tax basis in the note.

Subject to the discussion below regarding notes that are traded on an established securities market, the adjusted tax basis of a note to a U.S. Holder will generally be the U.S. dollar value of the euro purchase price calculated at the spot rate of exchange on the date of purchase, and the amount realized by a U.S. Holder upon the Disposition of a note will generally be the U.S. dollar value of the euros received calculated at the spot rate of exchange on the date of Disposition. If the notes are traded on an established securities market, a U.S. Holder that uses the cash method of tax accounting, and a U.S. Holder that uses the accrual method of tax accounting if it so elects, will determine the U.S. dollar values of its adjusted tax basis in the note and the amount realized on the Disposition of a note by translating euro amounts at the spot rate of exchange on the settlement date of the purchase or the Disposition, respectively. The election available to accrual basis U.S. Holders discussed above must be applied consistently by the U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

Any capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the notes exceeds one year on the date of Disposition. Long-term capital gains recognized by non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Gain or loss recognized by a U.S. Holder on a Disposition of a note will generally be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in the euro to U.S. dollar exchange rate during the period in which the U.S. Holder held such note. Such foreign currency exchange gain or loss will equal the difference between the U.S. dollar value of the euro purchase price calculated at the spot rate of exchange on the date (1) the note is disposed of (or the spot rate on the settlement date, if applicable) and (2) of purchase (or the spot rate on the settlement date, if applicable). The recognition of such foreign currency exchange gain or loss will be limited to the amount of overall gain or loss realized on the Disposition of a note.

Transactions in Euros

Euros received as interest on, or on a Disposition of, a note will have a tax basis equal to their U.S. dollar value determined using the spot rate of exchange on the date such interest or such proceeds from Disposition are received. The amount of gain or loss recognized on a subsequent sale or other disposition of such euros will be equal to the difference between (1) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (2) the U.S. Holder’s adjusted tax basis in such euros. As discussed above, if the notes are traded on an established securities market, a cash basis U.S. Holder (or an electing accrual basis U.S. Holder) will determine the U.S. dollar value of the euros by translating the euros received at the spot rate of exchange on the settlement date of the purchase or the Disposition. A U.S. Holder that purchases a note with previously owned Euros will generally recognize gain or loss in an amount equal to the difference, if any, between such U.S. Holder’s adjusted tax basis in such euros and the U.S. dollar fair market value of such note on the date of purchase.

Any such gain or loss will generally be ordinary income or loss and will not be treated as interest income or expense. The conversion of U.S. dollars to euros and the immediate use of such Euros to purchase a note will generally not result in any exchange gain or loss for a U.S. Holder.

Reportable Transactions

Treasury Regulations that are intended to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury Regulations, certain transactions are required to be reported to the IRS, including, in certain circumstances, a Disposition of a note or a foreign currency received in respect of a note to the extent that such Disposition results in a tax loss in excess of a threshold amount. Prospective investors should consult their own tax advisors to determine the tax reporting obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Consequences to Non-U.S. Holders

Payments of Interest

A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on payments of interest on the notes provided that (i) such interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (or, if certain tax treaties apply, if such interest is not attributable to a permanent establishment or fixed base within the United States by the Non-U.S. Holder); (ii) the Non-U.S. Holder certifies to its non-U.S. status and that no withholding is required pursuant to the Foreign Account Tax Compliance Act (discussed below) on IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form); and (iii) the Non-U.S. Holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation related to us directly or constructively through stock ownership, and (C) satisfies certain certification requirements. Such certification requirements will be met if the Non-U.S. Holder provides its name and address, and certifies on an IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), under penalties of perjury, that it is not a U.S. person.

If interest on the notes is not effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Holder but such Non-U.S. Holder cannot satisfy the other requirements outlined in the preceding paragraph, interest on the notes will generally be subject to U.S. federal withholding tax (currently imposed at a 30% rate, or a lower applicable treaty rate).

If interest on the notes is effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, then the Non-U.S. Holder will generally be subject to U.S. federal income tax on such interest in the same manner as if such holder were a U.S. person and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax (currently imposed at a rate of

30%, or a lower applicable treaty rate). Any such interest will not also be subject to U.S. federal withholding tax, however, if the Non-U.S. Holder delivers to us a properly executed IRS Form W-8ECI (or appropriate substitute form) in order to claim an exemption from U.S. federal withholding tax.

Disposition of the Notes

Except with respect to accrued but unpaid interest, which will generally be taxed as described above under “Payments of Interest,” and subject to the discussions of backup withholding and the Foreign Account Tax Compliance Act below, a Non-U.S. Holder will generally not be subject to U.S. federal income tax (or any withholding thereof) with respect to gain, if any, recognized on the Disposition of the notes unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied.

In the case of (i) above, any gain or loss recognized by the Non-U.S. Holder on the Disposition of the notes will generally be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. person and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax discussed above. In the case of (ii) above, the Non-U.S. Holder will generally be subject to a 30% tax on any capital gain recognized on the Disposition of the notes (after being offset by certain U.S.-source capital losses). These holders are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and Disposition of the notes.

Information Reporting and Backup Withholding

A Non-U.S. Holder will generally be required to comply with certain certification procedures to establish that such holder is not a U.S. person in order to avoid backup withholding with respect to payments of principal and interest on, or the proceeds of a Disposition of, the notes. Such certification procedures generally are satisfied if a Non-U.S. Holder furnishes IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form). In addition, we must report annually to the IRS and to each Non-U.S. Holder the amount of any interest paid to such Non-U.S. Holder regardless of whether any tax was actually withheld. Copies of the information returns reporting such interest payments and the amount withheld may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable tax treaty. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is correctly and timely provided to the IRS.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act

Withholding at a rate of 30% will generally be required in certain circumstances on interest payable on the notes, and, after December 31, 2018, gross proceeds from the Disposition of the notes, held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, interest payable on and, after December 31, 2018, gross proceeds from the Disposition of the notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of the Treasury. Prospective investors are urged to consult their own tax advisors regarding the possible implications of these rules on an investment in the notes.

EUROPEAN UNION SAVINGS DIRECTIVE AND PROPOSED FINANCIAL TRANSACTIONS TAX

EU Savings Directive and Directive on Administrative Cooperation in the Field of Taxation

Under European Council Directive 2003/48/EC on the taxation of savings income (the “Savings Directive”), Member States were required to provide to the tax authorities of other Member States details of certain payments of interest or similar income paid or secured by a person established in a Member State to or for the benefit of an individual resident in another Member State or certain limited types of entities established in another Member State. The Savings Directive was, however, largely repealed with effect from January 1, 2016 in the case of Member States other than Austria and will be repealed entirely from January 1, 2017. Until that time, Austria will operate a withholding system in relation to such payments instead of an information reporting system. The rate of withholding is 35%. However, the beneficial owner of the interest (or similar income) payment may elect that certain provision of information procedures should be applied instead of withholding, provided that certain conditions are met.

The Savings Directive was repealed in order to avoid overlap with European Council Directive 2011/16/EU on administrative cooperation in the field of taxation (as amended by European Council Directive 2014/107/EU) (commonly referred to as the “Directive on Administrative Cooperation” or the “DAC”), which implements in the EU the Organization for Economic Cooperation and Development’s (the “OECD”) July 2014 Common Reporting Standard (“CRS”) on the automatic exchange of financial account information. The DAC requires Member States to apply new measures on mandatory automatic exchange of information with effect from January 1, 2016. The CRS covers not only interest income, but also dividends and other types of capital income, and the annual balance of the accounts producing such items of income. The DAC is therefore broader in scope than the Savings Directive, although it does not impose withholding taxes. Austria has been granted a derogation pursuant to which it will only be subject to the DAC from January 1, 2017, albeit it has indicated that it will not make full use of this derogation and will instead exchange a limited set of accounts for 2016.

The CRS has also been implemented outside of the EU: as of July 26, 2016, 101 jurisdictions had committed to exchanging information under the CRS, with 54 undertaking to exchange information by 2017 and 47 by 2018. The United States has not to date committed to exchanging information under the CRS.

The Proposed Financial Transactions Tax (“FTT”)

On February 14, 2013, the European Commission published a proposal (the “Commission’s Proposal”) for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “participating Member States”). The Commission’s Proposal has very broad scope and could, if introduced, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances. The issuance and subscription of Notes should, however, be exempt. Under the Commission’s Proposal the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

On March 16, 2016, Estonia formally withdrew from enhanced cooperation on FTT leaving ten remaining participating Member States. On June 3, 2016 the European Council issued a state of play note on the FTT which stated that further work at the Council and its preparatory bodies will be required and it was reported in October 2016 that the European Commission would present draft legislation before the end of 2016. The FTT proposal (including whether or not it comes into force as proposed or at all) remains subject to negotiation between the participating Member States and the scope of any such tax is uncertain. Additional EU Member States may decide to participate.

Prospective holders of the notes are advised to seek their own professional advice in relation to the FTT.

UNDERWRITING

Becton, Dickinson and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the principal amount of the notes indicated in the following table.

Underwriter	Principal Amount of 2022 Notes	Principal Amount of 2026 Notes
Citigroup Global Markets Limited	€175,000,000	€175,000,000
Barclays Bank PLC	125,000,000	125,000,000
BNP Paribas	125,000,000	125,000,000
BNY Mellon Capital Markets, LLC	12,500,000	12,500,000
ING Bank N.V., Belgian Branch	12,500,000	12,500,000
Scotiabank Europe plc	12,500,000	12,500,000
Standard Chartered Bank	12,500,000	12,500,000
U.S. Bancorp Investments, Inc.	12,500,000	12,500,000
The Williams Capital Group, L.P.	12,500,000	12,500,000

Total	€500,000,000	€500,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to (i) 0.200% of the principal amount of the 2022 notes and (ii) 0.300% of the principal amount of the 2026 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to (i) 0.150% of the principal amount of the 2022 notes and (ii) 0.200% of the principal amount of the 2026 notes. If all the notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations and the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

The notes are a new issue of securities with no established trading market. We intend to apply to list the notes on the NYSE. We cannot assure you that the notes of any series will become or remain listed. The listing application is subject to approval by the NYSE. If such listing is obtained, we have no obligation to maintain such listing and we may delist the notes at any time. We cannot provide you with any assurance regarding the liquidity of any trading market for the notes of any series that develop, the ability of holders of the notes to sell their notes or the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. The underwriters, however, are not obligated to do so, and any market-making activity with respect to the notes of any or all series may be discontinued at any time without notice.

In connection with the issue of the notes, Citigroup Global Markets Limited in its role as stabilizing manager (the “Stabilizing Manager”) for its own account may, to the extent permitted by applicable laws and directives, over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment commenced will be carried out in accordance with applicable laws and regulations.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.5 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or under certain circumstances to contribute to payments which the underwriters may be required to make in that respect.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, engaged, and may in the future engage in, various investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, for which they received or will receive customary fees and commissions. In particular, Barclays Bank PLC, affiliates of Citigroup Global Markets Limited, BNP Paribas and other underwriters or affiliates of the underwriters are parties to and lenders under our five year credit agreement, dated as of January 29, 2016.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

We intend to use the net proceeds from this offering together with other sources of liquidity to fund the purchase price and accrued and unpaid interest for the Maximum Tender Notes validly tendered and accepted for payment in the Maximum Tender Offers. To the extent that any of the underwriters or their respective affiliates own any of the Maximum Tender Notes and tender such Maximum Tender Notes and have them accepted for purchase in the Maximum Tender Offers, they may receive a portion of the net proceeds from this offering. In addition, Citigroup Global Markets Inc. is acting as Dealer Manager in the Tender Offers and will receive customary fees in connection therewith. If the Maximum Tender Offers result in payments to underwriters and their affiliates of 5% or more of the net proceeds of this offering, there would be a “conflict of interest” under Rule 5121 of FINRA. Because the notes are investment grade rated, no “qualified independent underwriter” is required to be appointed in connection with this offering. However, as required by FINRA Rule 5121, no sale of the notes will be made by the affected underwriter to an account over which it exercises discretion without the prior specific written consent of the account holder.

Selling Restrictions

The notes are offered globally for sale only in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish or supplement a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Becton, Dickinson; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is who is an accredited investor, securities (as defined in Section 239(a) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A)or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law; (d) as specified in Section 276(7) of the SFA; or € as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

VALIDITY OF NOTES

Gary DeFazio, Senior Vice President, Corporate Secretary and Associate General Counsel of Becton, Dickinson, will issue an opinion about certain New Jersey law matters in connection with the offering of the notes for Becton, Dickinson. The validity of the notes offered hereby will be passed upon for Becton, Dickinson by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Becton, Dickinson at September 30, 2016 and 2015, and for each of the three years in the period ended September 30, 2016 and Becton, Dickinson management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2016 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, and are incorporated by reference herein and in the registration statement (of which this prospectus supplement and accompanying prospectus form a part) in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

BECTON, DICKINSON AND COMPANY

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

We may offer, issue and sell from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units that may include any of these securities or securities of other entities.

This prospectus describes some of the general terms that may apply to the offered securities. The specific terms of any securities to be offered will be described in supplements to this prospectus, which may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable supplement carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the trading symbol “BDX.” If we decide to seek a listing of any securities offered by this prospectus, the applicable prospectus supplement will disclose the exchange or market on which such securities will be listed, if any, or where we have made an application for listing, if any.

Investing in these securities involves certain risks. Please refer to the “Risk Factors” section beginning on page 7 and the supplemental risk factors contained in any applicable prospectus supplement and in the documents we incorporate by reference for a description of the risks you should consider when evaluating such investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 31, 2015

You should rely only on the information contained in or incorporated by reference in this prospectus, in any supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, in any supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. The terms “BD,” “we,” “us,” and “our” refer to Becton, Dickinson and Company.

BECTON, DICKINSON AND COMPANY

We are a leading medical technology company that partners with customers and stakeholders to address many of the world’s most pressing and evolving health needs. Our innovative solutions are focused on improving medication management and patient safety; supporting infection prevention practices; equipping surgical and interventional procedures; improving drug delivery; aiding anesthesiology and respiratory care; advancing cellular research and applications; enhancing the diagnosis of infectious diseases and cancers; and supporting the management of diabetes. We have nearly 45,000 associates in 50 countries who strive to fulfill our purpose of “Helping all people live healthy lives” by advancing the quality, accessibility, safety and affordability of healthcare around the world.

We were incorporated under the laws of the State of New Jersey in November 1906, as successor to a New York business started in 1897. Our executive offices are located at 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, and our telephone number is (201) 847-6800. Our Internet website is www.bd.com. The information provided on our Internet website is not a part of this prospectus and, therefore, is not incorporated herein by reference.

About this Prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement and any applicable free writing prospectus together with additional information described under the heading “Where You Can Find More Information and Incorporation by Reference.”

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement (of which this prospectus forms a part) and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until the termination of the offering under this prospectus and any applicable supplement:

(a) Annual report on Form 10-K for the fiscal year ended September 30, 2014 (other than Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 8, “Financial Statements and Supplementary Data” thereto, which have been superseded by our Current Report on Form 8-K filed with the SEC on March 13, 2015);

(b) The portions of our Proxy Statement on Schedule 14A for our 2015 annual meeting of stockholders filed with the SEC on December 18, 2014 that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2014;

(c) Quarterly reports on Form 10-Q for the quarterly period ended December 31, 2014 and March 31, 2015;

(d) Current reports on Form 8-K filed with the SEC on October 6, 2014, November 14, 2014, November 25, 2014 (except for Item 7.01), December 2, 2014, December 4, 2014, December 9, 2014, December 15, 2014, December 19, 2014, December 22, 2014, January 5, 2015, January 6, 2015, January 28, 2015, March 13, 2015, March 17, 2015, April 29, 2015, July 29, 2015 and July 31, 2015; and

(e) The description of our common stock, par value $1.00 per share, contained in our registration statement on Form 8-A, including any further amendment or report filed for the purpose of updating such description.

You may request a copy of our filings, at no cost, by writing or telephoning the Office of the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, telephone (201) 847-6800 or by going to our Internet website at www.bd.com. Our Internet website address is provided as an inactive textual reference only. The information provided on our Internet website, other than copies of the documents described above that have been filed with the SEC, is not part of this prospectus and, therefore, is not incorporated herein by reference.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement or any document incorporated by reference may contain forward-looking statements. Forward-looking statements may be identified by the use of words such as “plan,” “expect,” “believe,” “intend,” “will,” “anticipate,” “estimate” and other words of similar meaning in conjunction with, among other things, discussions of future operations and financial performance, as well as our strategy for growth, product development, regulatory approvals, market position and expenditures. All statements that address operating performance or events or developments that we expect or anticipate will occur in the future—including statements relating to volume growth, sales and earnings per share growth, cash flows or uses, and statements expressing views about future operating results—are forward-looking statements.

Forward-looking statements are based on current expectations of future events. The forward-looking statements are, and will be, based on our management’s then-current views and assumptions regarding future events, developments and operating performance and speak only as of their dates. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. Furthermore, we undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events and developments or otherwise, except as required by applicable law or regulations.

The following are some important factors that could cause our actual results to differ from our expectations in any forward-looking statements. For further discussion of certain of these factors, see Item 1.A. Risk Factors of our Annual Report on Form 10-K for the year ended September 30, 2014.

•	Weakness in the global economy and financial markets, and the potential adverse effect on the cost of operating our business, the demand for our products and services, the prices for our products and services due to increases in pricing pressure, or our ability to produce our products, including the impact on developing countries.

•	Deficit reduction efforts or other adverse changes in the availability of government funding for healthcare and research, particularly in the United States and Europe, that could further weaken demand for our products and result in additional pricing pressures, as well as create potential collection risks associated with such sales.

•	Risks relating to our acquisition of CareFusion Corporation (“CareFusion”), including our ability to successfully combine and integrate the CareFusion operations in order to obtain the anticipated benefits and costs savings from the transaction, and the significant additional indebtedness we incurred in connection with the financing of the acquisition and the impact this increased indebtedness may have on our ability to operate the combined company.

•	The consequences of the Patient Protection and Affordable Care Act in the United States, which implemented an excise tax on United States sales of certain medical devices, and which could result in reduced demand for our products, increased pricing pressures or otherwise adversely affect our business.

•	Future healthcare reform in the countries in which we do business that may involve changes in government pricing and reimbursement policies or other cost containment reforms.

•	Changes in domestic and foreign healthcare industry practices that result in a reduction in procedures using our products or increased pricing pressures, including the continued consolidation among healthcare providers and trends toward managed care and healthcare cost containment. For example, changes to guidelines providing for increased cervical cancer screening intervals has and may continue to negatively impact sales of our Women’s Health and Cancer platform.

•	Changes in reimbursement practices of third-party payers.

•	Our ability to penetrate emerging markets, which depends on local economic and political conditions, and how well we are able to acquire or form strategic business alliances with local companies and make necessary infrastructure enhancements to production facilities and distribution networks. Our international operations also increase our compliance risks, including risks under the Foreign Corrupt Practices Act and other anti-corruption laws.

•	Political conditions in international markets, including civil unrest, terrorist activity, governmental changes, trade barriers, restrictions on the ability to transfer capital across borders and expropriation of assets by a government.

•	Security breaches of our computer and communications systems, including computer viruses, “hacking” and “cyber-attacks,” which could impair our ability to conduct business, or result in the loss of BD trade secrets or otherwise compromise sensitive information of BD or its customers, suppliers and other business partners.

•	Fluctuations in the cost and availability of oil-based resins and other raw materials, as well as certain components, the ability to maintain favorable supplier arrangements and relationships (particularly with respect to sole-source suppliers), and the potential adverse effects of any disruption in the availability of such items.

•	Regional, national and foreign economic factors, including inflation, deflation, fluctuations in interest rates and, in particular, foreign currency exchange rates, and the potential effect on our revenues, expenses, margins and credit ratings.

•	New or changing laws and regulations affecting our domestic and foreign operations, or changes in enforcement practices, including laws relating to trade, monetary and fiscal policies, taxation (including tax reforms that could adversely impact multinational corporations), sales practices, environmental protection, price controls and licensing and regulatory requirements for new products and products in the postmarketing phase. In particular, the United States and other countries may impose new requirements regarding registration, labeling or prohibited materials that may require us to re-register products already on the market or otherwise impact our ability to market our products. Environmental laws, particularly with respect to the emission of greenhouse gases, are also becoming more stringent throughout the world, which may increase our costs of operations or necessitate changes in our manufacturing plants or processes or those of our suppliers, or result in liability to BD.

•	Product efficacy or safety concerns regarding our products resulting in product recalls, regulatory action on the part of the United States Food and Drug Administration (“FDA”) or foreign counterparts, declining sales and product liability claims, particularly in light of the current regulatory environment, including increased enforcement activity by the FDA. As a result of the CareFusion acquisition, we are operating under a consent decree with the FDA relating to our U.S. infusion pump business. The consent decree authorizes the FDA, in the event of any violations in the future, to order us to cease manufacturing and distributing products, recall products or take other actions, and we may be required to pay significant monetary damages if we fail to comply with any provision of the consent decree.

•	Competitive factors that could adversely affect our operations, including new product introductions (for example, new forms of drug delivery) by our current or future competitors, increased pricing pressure due to the impact of low-cost manufacturers as certain competitors have established manufacturing sites or have contracted with suppliers in low-cost manufacturing locations as a means to lower their costs, patents attained by competitors (particularly as patents on our products expire), and new entrants into our markets.

•	The effects of events that adversely impact our ability to manufacture our products (particularly where production of a product line is concentrated in one or more plants) or our ability to source materials or components from suppliers (including sole-source suppliers) that are needed for such manufacturing, including pandemics, natural disasters or environmental factors.

•	Difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals in the United States and abroad, obtain intellectual property protection for our products, obtain coverage and adequate reimbursement for new products, or gain and maintain market approval of products, as well as the possibility of infringement claims by competitors with respect to patents or other intellectual property rights, all of which can preclude or delay commercialization of a product. Delays in obtaining necessary approvals or clearances from the FDA or other regulatory agencies or changes in the regulatory process may also delay product launches and increase development costs.

•	Fluctuations in the demand for products we sell to pharmaceutical companies that are used to manufacture, or are sold with, the products of such companies, as a result of funding constraints, consolidation or otherwise.

•	Fluctuations in university or United States and international governmental funding and policies for life sciences research.

•	Our ability to achieve our projected level or mix of product sales, as our earnings forecasts are based on projected sales volumes and pricing of many product types, some of which are more profitable than others.

•	Our ability to complete the implementation of our ongoing upgrade of our enterprise resource planning system, as any delays or deficiencies in completing the implementation could adversely affect our business.

•	Pending and potential future litigation or other proceedings adverse to BD, including antitrust, product liability, environmental and patent infringement, and the availability or collectability of insurance relating to any such claims.

•	The effect of adverse media exposure or other publicity regarding BD’s business or operations, including the effect on BD’s reputation or demand for its products.

•	The effect of market fluctuations on the value of assets in BD’s pension plans and on actuarial interest rate and asset return assumptions, which could require BD to make additional contributions to the plans or increase our pension plan expense.

•	The impact of business combinations, including any volatility in earnings relating to acquired in-process research and development assets and our ability to successfully integrate any business we may acquire.

•	Our ability to obtain the anticipated benefits of restructuring programs, if any, that we may undertake.

•	Issuance of new or revised accounting standards by the Financial Accounting Standards Board or the SEC.

The foregoing list sets forth many, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement, including, without limitation, the risk factors described in any applicable prospectus supplement and any risk factors set forth in our period reports and public filings with the SEC, which are incorporated by reference in this prospectus, before making an investment decision. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations or adversely affect our results of operations or financial condition. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. See “Where You Can Find More Information and Incorporation by Reference.”

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Six-Months Ended March 31,		Year Ended September 30,
	2015	2014	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	3.6	8.5	8.9	6.9	8.6	12.0	15.2

The ratios of earnings to fixed charges were calculated by dividing earnings by fixed charges. Earnings were calculated by adding income from continuing operations before income taxes; net capitalized interest (including amortization of capitalized interest less interest capitalized for the period); and fixed charges. Fixed charges were calculated by adding total interest costs; interest allocable to rental expense; and amortization of debt expense.

We have not paid a preference security dividend for any of the periods presented.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that BD may offer and sell from time to time. These summaries are not meant to be a complete description of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is based upon our certificate of incorporation, our bylaws and applicable provisions of law. We have summarized certain portions of our certificate of incorporation and bylaws below. The summary is not complete. Our certificate of incorporation and bylaws are incorporated by reference in the registration statement for these securities, of which this prospectus forms a part, that we have filed with the SEC. You should read the certificate of incorporation and bylaws for the provisions that are important to you. See “Where You Can Find More Information and Incorporation by Reference” for information on how to obtain copies.

We have 640,000,000 shares of authorized common stock, $1.00 par value per share, of which 209,385,629 shares were outstanding as of March 31, 2015. We also have 5,000,000 shares of authorized preferred stock, $1.00 par value per share, but none were outstanding as of March 31, 2015.

Our bylaws also provide that only the Chairman of the Board, the Chief Executive Officer, the President, the board of directors or shareholders who collectively own 25% or more of the voting power of BD’s outstanding stock entitled to vote on the matters to be brought may call special meetings of the stockholders.

Common Stock

Listing

Our outstanding shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “BDX.” Any additional common stock we issue also will be listed on the NYSE.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of any funds legally available for dividends. We will pay dividends on our common stock only if we have paid or provided for dividends on any outstanding series of preferred stock for all prior periods.

Voting

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors has provided, or may provide in the future with respect to any class or series of preferred stock that the board of directors may hereafter authorize.

Fully Paid

Outstanding shares of our common stock are validly issued, fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable. Holders of our common stock are not, and will not be, subject to any liability as stockholders.

Other Rights

We will notify common shareholders of any shareholders’ meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders. The holders of common stock have no preemptive rights to purchase our shares of stock. Shares of common stock are not subject to any redemption or sinking fund provisions and are not convertible into any of our other securities.

Preferred Stock

Our board of directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval.

The following description of the terms of the preferred stock sets forth certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, a description will be filed with the SEC and the specific designations and rights will be described in the prospectus supplement, including the following terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of amendment to our certificate of incorporation relating to the applicable series of preferred stock. The registration statement of which this prospectus forms a part will include the certificate of amendment as an exhibit or incorporate it by reference.

Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

The preferred stock will, when issued, be fully paid and non-assessable.

Anti-Takeover Provisions

Certain provisions in our certificate of incorporation and by-laws, as well as certain provisions of New Jersey law, may make more difficult or discourage a takeover of our business.

Certain Provisions of Our Certificate of Incorporation

We currently have the following provision in our certificate of incorporation which could be considered “anti-takeover” provision:

•	an authorization for the issuance of blank check preferred stock. As described above, our board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock and could issue such stock in either private or public transactions. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the board of directors opposes.

This provision may have the effect of delaying, deferring or preventing a change in control.

Anti-Takeover Effects of the New Jersey Shareholders Protection Act

We are subject to Section 14A-10A of the New Jersey Shareholders Protection Act, a type of anti-takeover statute designed to protect stockholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with us to negotiate with our board of directors for the fair and equitable treatment of all stockholders. Subject to certain qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation’s board of directors approved the combination prior to the stockholder becoming an interested stockholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested stockholder of that corporation unless the combination is approved by the board of directors prior to the interested stockholder’s stock acquisition date, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested stockholder or the combination meets minimum financial terms specified by the statute.

An “interested stockholder” is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power of the then outstanding stock of the corporation.

The term “business combination” is defined broadly to include, among other things:

•	the merger or consolidation of the corporation with the interested stockholder or any corporation that is or after the merger or consolidation would be an affiliate or associate of the interested stockholder,

•	the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested stockholder or any affiliate or associate of the interested stockholder of 10% or more of the corporation’s assets, or

•	the issuance or transfer to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the stock of the corporation.

The effect of the statute is to protect non-tendering, post-acquisition minority stockholders from mergers in which they will be “squeezed out” after the merger, by prohibiting transactions in which an acquirer could favor itself at the expense of minority stockholders. The statute generally applies to corporations that are organized under New Jersey law, have either, as of the date that the interested stockholder first becomes an interested stockholder of the corporation, their principal executive offices or significant business operations located in New Jersey, and have a class of stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth general terms and provisions of the debt securities we may offer. The prospectus supplement will describe the particular terms of the debt securities being offered and the extent to which these general provisions may apply to those debt securities.

The debt securities will be issued under the indenture, dated March 1, 1997, between us and The Bank of New York Mellon Trust Company N. A., as trustee. A copy of the indenture is filed with the SEC as an exhibit to the registration statement relating to this prospectus and you should refer to the indenture for provisions that may be important to you. See “Where You Can Find More Information and Incorporation by Reference” for information on how to obtain copies.

General

The debt securities covered by this prospectus will be our unsecured and unsubordinated obligations. The indenture does not limit the aggregate principal amount of debt securities we can issue. The indenture provides that debt securities may be issued thereunder from time to time in one or more series.

The prospectus relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the designation of the debt securities of the series;

•	any limit upon the aggregate principal amount of the debt securities of the series and any limitation on our ability to increase the aggregate principal amount of debt securities of that series after initial issuance;

•	any date on which the principal of the debt securities of the series is payable (which date may be fixed or extendible);

•	the interest rate or rates and the method for calculating the interest rate;

•	if other than as provided in the indenture, any place where principal of and interest on debt securities of the series will be payable, where debt securities of the series may be surrendered for exchange, where notices or demands may be served and where notice to holders may be published and any time of payment at any place of payment;

•	whether we have a right to redeem debt securities of the series and any terms thereof;

•	whether you have a right to require us to redeem, repurchase or repay debt securities of the series and any terms thereof;

•	if other than denominations of $1,000 and any integral multiple, the denominations in which debt securities of the series shall be issuable;

•	if other than the principal amount, the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration of the maturity;

•	if other than U.S. dollars, the currency or currencies in which payment of the principal of and interest on the debt securities of the series will be payable;

•	whether the principal and any premium or interest is payable in a currency other than the currency in which the debt securities are denominated;

•	whether we have an obligation to pay additional amounts on the debt securities of the series in respect of any tax, assessment or governmental charge withheld or deducted and any right that we may have to redeem those debt securities rather than pay the additional amounts;

•	if other than the person acting as trustee, any agent acting with respect to the debt securities of the series;

•	any provisions for the defeasance of any debt securities of the series in addition to, in substitution for or in modification of the provisions described in “—Defeasance and Covenant Defeasance”;

•	the identity of any depositary for registered global securities of the series other than The Depository Trust Company and any circumstances other than those described in “—Global Securities” in which any person may have the right to obtain debt securities in definitive form in exchange;

•	any events of default applicable to any debt securities of the series in addition to, in substitution for or in modification of those described in “—Events of Default”;

•	any covenants applicable to any debt securities of the series in addition to, in substitution for or in modification of those described in “—Covenants”; and

•	any other terms of the debt securities of the series.

The debt securities will be issued in registered form without coupons unless otherwise provided in a supplemental indenture or board resolution. Unless otherwise provided in a prospectus supplement, principal (unless the context otherwise requires, “principal” includes premium, if any) of and any interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at an office or agency designated for the debt securities, provided that, at our option, payment of interest may be made by check to the address of the person entitled thereto as it appears in the security register. Subject to the limitations provided in the indenture, such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith.

Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount from the principal amount. If any debt securities are original issue discount securities, special federal income tax, accounting and other considerations may apply and will be described in the prospectus supplement relating to the debt securities. “Original Issue Discount Security” means any security which provides for an amount less than the principal amount to be due and payable upon acceleration of the maturity due to the occurrence and continuation of an event of default.

Consolidation, Merger and Sale of Assets

We have agreed not to consolidate or merge with any other person, sell, transfer, lease or otherwise dispose of all or substantially all of our properties and assets as an entirety unless:

•	we are the surviving person; or

•	the surviving person is a corporation organized and validly existing under the laws of the United States of America or any U.S. State or the District of Columbia and expressly assumes by a supplemental indenture all of our obligations under the debt securities and under the indenture; and

•	immediately before and after the transaction or each series of transactions, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Upon any such consolidation, merger, sale, transfer, lease or other disposition, the surviving corporation will succeed to, and be substituted for, and may exercise every right and power that we have under the indenture and under the debt securities.

Events of Default

The following are “events of default” under the indenture with respect to debt securities of any series:

•	default in the payment of interest on any debt security when due, which continues for 30 days;

•	default in the payment of principal of any debt security when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any other obligation contained in the indenture, which default continues for 60 days after we receive written notice of it from the trustee or from the holders of 25% in principal amount of the outstanding debt securities of that series;

•	specified events of bankruptcy, insolvency or reorganization of our company for the benefit of our creditors; or

•	any other event of default established for the debt securities of that series.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may require us to repay immediately:

•	the entire principal of the debt securities of that series; or

•	if the debt securities are original issue discount securities, that portion of the principal as may be described in the applicable prospectus supplement.

At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on that acceleration has been obtained, the holders of a majority in principal amount of the debt securities of that series may, under certain circumstances, waive all defaults with respect to that series and rescind and annul the acceleration.

We are required to furnish to the trustee annually an Officers’ Certificate as to our compliance with all conditions and covenants under the indenture. We must notify the trustee within five days of any default or event of default.

The indenture provides that the trustee will, within 60 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of the debt securities notice of all defaults. In certain instances, the trustee may withhold that notice if and so long as a responsible officer of the trustee in good faith determines that withholding the notice is in the interest of the holders of the debt securities. By “default” we mean any event which is, or after notice or passage of time would be, an event of default.

The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities, by notice to the trustee, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Subject to the further conditions contained in the indenture, the holders of a majority in aggregate principal amount outstanding of the debt securities of any series may waive, on behalf of the holders of all debt securities of that series, any past default or event of default and its consequences except a default or event of default:

•	in the payment of the principal of, or interest on, any debt security of that series; or

•	in respect of a covenant or provision of such indenture which cannot under the terms of the indenture be amended or modified without the consent of the holder of each outstanding debt security that is adversely affected thereby.

The applicable prospectus supplement will describe any provisions for events of default applicable to the debt securities of any series in addition to, in substitution for, or in modification of, the provisions described above.

Covenants

We have agreed to some restrictions on our activities for the benefit of holders of the debt securities. Unless we state otherwise in a prospectus supplement, the restrictive covenants summarized below will apply so long as any of the debt securities are outstanding, unless the covenants are waived or amended. The prospectus supplement may contain different covenants. We have provided the definitions to define the capitalized words used in describing the covenants.

Definitions

“Attributable Debt” means, with respect to a lease which we or any Restricted Subsidiary is at any time liable as a lessee, the total net amount of rent (discounted at a rate per annum equivalent to the interest rate inherent in such lease, as we determine in good faith, compounded semiannually) required to be paid during the remaining term of such lease, including any period for which such lease has been extended or may, at the option of the lessor, be extended.

“Consolidated Net Tangible Assets” with respect to any Person means the total amount of such Person and the Subsidiaries’ assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding any liabilities constituting funded debt by reason of being renewable or extendible), (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, (iii) investments in and advances to Subsidiaries which are not Restricted Subsidiaries, and (iv) minority interests in the equity of Restricted Subsidiaries, all as determined on a consolidated basis in conformity with GAAP and set forth on the most recent consolidated balance sheet of such Person and its Subsidiaries.

“Funded Debt” means all indebtedness for borrowed money maturing more than 12 months after the time of computation thereof, guarantees of such indebtedness of others (except guarantees of collection arising in the ordinary course of business), and all obligations in respect of lease rentals which, under generally accepted accounting principles, are shown on a balance sheet as a non-current liability.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) now owned or hereafter acquired by us or any Restricted Subsidiary and used primarily for manufacturing, processing or warehousing and located in the United States (excluding its territories and possessions, but including Puerto Rico), the gross book value (without deduction of any depreciation reserves) of which is in excess of 2.0% of Consolidated Net Tangible Assets of the Company, other than any such building, structure or other facility or portion which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our Restricted Subsidiaries as an entirety.

“Restricted Subsidiary” means any subsidiary that substantially all of the property and operations of which are located in the United States (excluding its territories and possessions, but including Puerto Rico), and which owns or leases a Principal Property, except a subsidiary which is primarily engaged in the business of a finance company.

“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and by one or more other subsidiaries.

Restrictions on Secured Debt

If we or any Restricted Subsidiary incurs, issues, assumes or guarantees any debt secured by a mortgage on any Principal Property or on any shares of stock or debt of any Restricted Subsidiary, we will secure, or cause such Restricted Subsidiary to secure, the debt securities (and, if we choose, any other debt of ours or that Restricted Subsidiary which is not subordinate to the debt securities) equally and ratably with (or prior to) such secured debt. However, we may incur secured debt without securing this debt, if the aggregate amount of all such debt so secured, together with all our and our Restricted Subsidiaries’ Attributable Debt in respect of certain sale and leaseback transactions involving Principal Properties, would not exceed 10% of Consolidated Net Tangible Assets. This restriction will not apply to, and we will exclude from our calculation of secured debt for the purposes of this restriction, debt secured by:

•	mortgages existing on properties on the date of the indenture,

•	mortgages on properties, shares of stock or debt existing at the time of acquisition (including acquisition through merger or consolidation), purchase money mortgages and construction mortgages,

•	mortgages on property of, or on any shares of stock or debt of, any corporation existing at the time that corporation becomes a Restricted Subsidiary,

•	mortgages in favor of Federal and State governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute,

•	mortgages in favor of us or a Restricted Subsidiary,

•	mortgages in connection with the issuance of tax-exempt industrial development bonds,

•	mortgages under workers’ compensation laws, unemployment insurance laws or similar legislation, or deposit bonds to secure statutory obligations (or pledges or deposits for similar purposes in the ordinary course of business), or liens imposed by law and certain other liens or other encumbrances, and

•	subject to certain limitations, any extension, renewal or replacement of any mortgage referred to in the foregoing clauses.

Restrictions on Sale and Leasebacks

We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction involving the taking back of a lease, for a period of three or more years, of any Principal Property, the acquisition, completion of construction or commencement of full operation of which has occurred more than 120 days prior thereto, unless:

•	the commitment to enter into the sale and leaseback transaction was obtained during that 120-day period;

•	we or our Restricted Subsidiaries could create debt secured by a mortgage on the Principal Property as described under “—Restrictions on Secured Debt” above in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities;

•	within 120 days after the sale or transfer, we designate an amount to the retirement of Funded Debt, subject to credits for voluntary retirements of Funded Debt, equal to the greater of

(i)	the net proceeds of the sale of the Principal Property and

(ii)	the fair market value of the Principal Property, or

•	we or any Restricted Subsidiary, within a period commencing 180 days prior to and ending 180 days after the sale or transfer, have expended or reasonably expect to expend within such period any monies to acquire or construct any Principal Property or properties in which event we or that Restricted Subsidiary enter into the sale and leaseback transaction, but (unless certain other conditions are met) only to the extent that the Attributable Debt with respect to the sale and leaseback transaction is less than the monies expended or to be expended.

These restrictions will not apply to any sale and leaseback transactions between us and a Restricted Subsidiary or between a Restricted Subsidiary and another Restricted Subsidiary.

Modification and Waiver

Under the indenture we and the trustee may enter into one or more supplemental indentures without the consent of the holders of debt securities in order to:

•	evidence the succession of another corporation to our company and the assumption of our covenants by that successor,

•	provide for a successor trustee with respect to the debt securities of all or any series,

•	establish the forms and terms of the debt securities of any series,

•	provide for uncertificated or unregistered debt securities, or

•	cure any ambiguity or correct any mistake or to make any change that does not materially adversely affect the legal rights of any holder of the debt securities under the indenture.

We and the trustee may, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each affected series, amend the indenture and the debt securities of any series for the purpose of adding any provisions to or changing or eliminating any provisions of the indenture or modifying the rights of holders of debt securities under the indenture. However, without the consent of each holder of any debt security affected, we may not amend or modify the indenture to:

•	change the stated maturity date of any installment of principal of, or interest on, any debt security,

•	reduce the principal amount of, or the rate of interest on, any debt security,

•	adversely affect the rights of any debt security holder under any mandatory redemption or repurchase provision,

•	reduce the amount of principal of an original issue discount security payable upon acceleration of its maturity,

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security,

•	impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security,

•	reduce the percentage in principal amount of debt securities of any series, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture,

•	reduce the percentage in principal amount of debt securities of any series, the consent of whose holders is required to waive any past default,

•	waive a default in the payment of principal of, or interest on, any debt security,

•	change any of our obligations to maintain offices or agencies where the debt securities may be surrendered for payment, registration or transfer and where notices and demands may be served upon us, or

•	change any of the above provisions, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder of any debt security affected.

Defeasance and Covenant Defeasance

When we use the term “defeasance,” we mean discharge from some or all of our obligations under the indenture. Unless the terms of the debt securities of any series provide otherwise, we may elect either:

•	to defease and be discharged from any and all obligations with respect to

•	debt securities of any series payable within one year, or

•	other debt securities of any series upon the conditions described below; or

•	to be released from our obligations with respect to covenants described under “—Covenants” above and, if specified in the prospectus supplement, other covenants applicable to the debt securities of any series (“covenant defeasance”), upon (or, with respect to defeasance of debt securities payable later than one year from the date of defeasance, on the 91st day after) the deposit with the trustee, in trust for that purpose, of money and/or U.S. Government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of and interest on the debt securities.

As a condition to defeasance of any debt securities of any series payable later than one year from the time of defeasance, we must deliver to the trustee an opinion of counsel and/or a ruling of the Internal Revenue Service to the effect that holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of that defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred.

We may exercise either defeasance option with respect to the debt securities of any series notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the debt securities of any series may not be accelerated because of a default or an event of default. If we exercise our covenant defeasance option, payment of the debt securities of any series may not be accelerated by reason of an event of default with respect to the covenants to which the covenant defeasance applies. If acceleration were to occur by reason of another event of default, the realizable value at the acceleration date of the money and U.S. Government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities. In other words, the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors. We will, however, remain liable for such payments at the time of the acceleration.

Governing Law

The indenture and the debt securities are governed by and construed in accordance with the laws of the State of New York.

The Trustee

We maintain a banking relationship with the trustee or its affiliates. An affiliate of the trustee is also one of the broker-dealers we use in connection with our share repurchase program.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities or common stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. Below is a description of the general terms and provisions of the warrants that we may offer. Further terms of the warrants will be described in the prospectus supplement.

The prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositories, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	whether the warrants are to be sold separately or with other securities as parts of units;

•	if applicable, the designation and terms of the debt securities or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and the related debt securities or common stock will be separately transferable;

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;

•	the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	any anti-dilution provisions of the warrants;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt securities or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

We may issue purchase contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified or varying number of securities, currencies or commodities at a purchase price, which may be based on a formula, at a future date. Alternatively, we may issue purchase contracts obligating us to purchase from holders, and obligating holders to sell to us, a specified or varying number of securities, currencies or commodities at a purchase price, which may be based on a formula, at a future date. We may be entitled to satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of that purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the prospectus supplement. The prospectus supplement will specify the methods by which the holders may purchase or sell those securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The purchase contracts may be entered into separately or as a part of units.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or deferred basis. The purchase contracts may require holders to secure their obligations under the contracts in a specified manner to be described in the prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of common stock or any combination of these securities, or securities of other entities. The prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered global securities

The debt securities of each series will be issued in the form of one or more fully registered global debt securities that are registered in the name of The Depository Trust Company, or its nominee, as depositary, unless another depositary is designated for the debt securities of that series. Unless we state otherwise in a prospectus supplement, debt securities in definitive form will not be issued. Unless and until a global security is exchanged in whole or in part for debt securities in definitive form, it may not be registered for transfer or exchange except as a whole by the depositary for that global security to a nominee of the depositary.

Upon the issuance of any global security, and its deposit with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by that global security to the accounts of institutions, the participants that are entitled to the registered global security that have accounts with the depositary designated by the underwriters or their agents engaging in any distribution of the debt securities. The depositary advises that pursuant to procedures established by it:

•	Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants.

•	Ownership of beneficial interests by participants in a global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depositary or by its nominee.

•	Ownership of beneficial interests in a global security by persons that hold through participants will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by the participants.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and these laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or its nominee, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as specified below, owners of beneficial interests in a global security will not:

•	be entitled to have their debt securities represented by the global security registered in their names;

•	receive or be entitled to receive physical delivery of debt securities in certificated form; or

•	be considered the holders for any purposes under the indenture.

Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which that person holds its interest, in order to exercise any rights of a holder of debt securities under the indenture. The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder of debt securities is entitled to give or take under the indenture.

We understand that, under existing industry practices, if we request any action of holders of debt securities or any owner of a beneficial interest in a global security desires to give any notice or take any action a holder of debt securities is entitled to give or take under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to give that notice or take that action, and the participants would authorize the beneficial owners owning through them to give the notice or take the action or would otherwise act upon the instructions of the beneficial owners owning through them.

The depositary or a nominee thereof, as holder of record of a global security, will be entitled to receive payments of principal and interest for payment to beneficial owners in accordance with customary procedures established from time to time by the depositary. The agent for the payment, transfer and exchange of the securities is the trustee, acting through its corporate trust office located in Chicago, Illinois.

We expect that the depositary, upon receipt of any payment of principal or interest in respect of a global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, and will be the responsibility of the participants. We, the trustee, our agents and the trustee’s agents shall not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

If we determine that debt securities will no longer be maintained as global securities, or, if at any time an event of default has occurred and is continuing under the indenture, or if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered or in good standing under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue debt securities in definitive certificated form in exchange for the registered global securities.

In the event that the book-entry system is discontinued, the following provisions shall apply. The trustee or any successor registrar under the indenture shall keep a register for the debt securities in definitive certificated form at its corporate trust office. Subject to the further conditions contained in the indenture, debt securities in definitive certificated form may be transferred or exchanged for one or more debt securities in different authorized denominations upon surrender of the debt securities at a corporate trust office of the trustee or any successor registrar under the indenture by the registered holders or their duly authorized attorneys. Upon surrender of any debt security to be transferred or exchanged, the trustee or any successor registrar under the indenture shall record the transfer or exchange in the security register and we will issue, and the trustee shall authenticate and deliver, new debt securities in definitive certificated form appropriately registered and in appropriate authorized denominations. The trustee shall be entitled to treat the registered holders of the debt securities in definitive certificated form, as their names appear in the security register as of the appropriate date, as the owners of the debt securities for all purposes under the indenture.

PLAN OF DISTRIBUTION

BD may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by BD;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from BD at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with BD to indemnification by BD against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for BD and its affiliates in the ordinary course of business.

Each series of securities other than the common stock, which is listed on the NYSE, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

VALIDITY OF SECURITIES

Unless otherwise indicated in the prospectus supplement with respect to any securities, the validity of the securities will be passed upon for us by Jeffrey S. Sherman, our Senior Vice President and General Counsel.

EXPERTS

The consolidated financial statements of BD appearing in Becton, Dickinson and Company’s Current Report on Form 8-K dated March 13, 2015, for the year ended September 30, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited historical financial statements and related financial statement schedule II as of June 30, 2014 and for the year ended June 30, 2014 of CareFusion Corporation starting on page 4 of Exhibit 99.1 to Becton, Dickinson and Company’s Current Report on Form 8-K dated December 4, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of CareFusion Corporation at June 30, 2013 and for each of the two years in the period ended June 30, 2013 appearing in Becton, Dickinson and Company’s Current Report on Form 8-K dated December 4, 2014 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Becton, Dickinson and Company

€500,000,000 1.000% Notes due 2022

€500,000,000 1.900% Notes due 2026

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup	Barclays	BNP PARIBAS

Co-Managers

BNY Mellon Capital Markets, LLC	ING	Scotiabank

Standard Chartered Bank	US Bancorp	The Williams Capital Group, L.P.

December 1, 2016